Exhibit 99.2

[KPMG Logo]

                         KPMG LLP
                         Suite 2300
                         Three Wachovia Center
                         401 South Tryon Street
                         Charlotte, NC 28202-1911

                         Independent Accountants' Report
                         -------------------------------

The Board of Directors
HomEq Servicing Corporation

We have examined management's assertion, included in the accompanying Management's Assertion, that HomEq Servicing Corporation (the Company) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, as of and for the year ended December 31, 2005. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 is fairly stated, in all material respects.

                                 /s/ KPMG LLP

February 24, 2006


          KPMG LLP, a U.S. limited liability partnership, is the U.S.
            member firm of KPMG International, a Swiss cooperative.

HOMEQ SERVICING




                             MANAGEMENT'S ASSERTION
                             ----------------------

As of and for the year ended December 31, 2005, HomEq Servicing Corporation (the "Company") complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy both in the amount of $20 million.

HomEq Servicing Corporation


/s/ Arthur Q. Lyon                               February 24, 2006
----------------------------                     -----------------
Arthur Q. Lyon                                   Date
President


/s/ Keith G. Becher                              February 24, 2006
----------------------------                     -----------------
Keith G. Becher                                  Date
Chief Operating Officer



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